Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Tourmaline Bio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, Tourmaline Bio, Inc. 2023 Equity Incentive Plan	Other(2)	1,280,890(4)	$13.76(2)	$17,625,046.40	$0.00015310	$2,698.40
Equity	Common Stock, par value $0.0001, per share, Tourmaline Bio, Inc. 2023 Employee Stock Purchase Plan	Other(3)	256,178(5)	$11.70(3)	$2,997,282.60	$0.00015310	$458.88
Total Offering Amount					$20,622,329.00		$3,157.28
Total Fees Previously Paid							$—
Total Fee Offsets							$—
Net Fee Due							$3,157.28
(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) and the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.
(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on Thursday, March 6, 2025.
(3) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on Thursday, March 6, 2025, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2023 ESPP.
(4) Represents an automatic increase equal to the lesser of (i) 5% of the total number of shares of the Registrant’s common stock issued and outstanding on December 31, 2024; and (ii) a lesser number of shares of the Registrant’s common stock determined by the Registrant’s board of directors (the “Board”) prior to the date of increase, in each case, which annual increase is provided by the 2023 Plan.
(5) Represents an automatic increase equal to the least of (i) 1% of the total number of shares of the Registrant’s common stock issued and outstanding on December 31, 2024; (ii) 610,101 shares; or (iii) such lesser number of shares of the Registrant’s common stock as determined by the Board prior to the date of increase, in each case, which annual increase is provided by the 2023 ESPP.